AUDIT COMMITTEE CHARTER
(Amended May 19, 2008)
A. Membership. The Audit Committee shall be composed exclusively of Directors who are not “interested persons” as defined in the Investment Company Act of 1940 of any of the funds, or of any fund’s investment adviser or principal underwriter (the “Independent Directors”) and who satisfy the independence and financial literacy requirements in this charter. The Audit Committee shall be composed of at least three Independent Directors who are designated for membership from time to time by the Board of Directors of Directors. In selecting Independent Directors to serve on the Audit Committee, the Board should select members who are free of any relationship that, in the opinion of the Board, may interfere or give the appearance of interfering with such member’s individual exercise of independent judgment. Unless otherwise determined by the Board, no member of the Audit Committee may serve on the audit committee of more than two other public companies. Except as otherwise permitted by the applicable rules of the New York Stock Exchange, each member of the Audit Committee shall be independent as defined by such rules and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.
B. Overview. The Audit Committee’s purpose is to:
1. assist the Board of Director’s oversight of (1) the integrity of the funds’ financial statements, (2) the funds’ compliance with legal and regulatory requirements (except to the extent such responsibility is delegated to another committee), (3) the independent auditor’s qualifications and independence, and (4) the performance of the funds’ internal audit function and independent auditors;
2. act as a liaison between the funds’ independent accountants and the Board of Directors;
3. prepare an Audit Committee Report as required by the Securities and Exchange Commission (the “SEC”) to the extent required to be included in the funds’ annual proxy statement or other filings;
The Audit Committee shall discharge its responsibilities, and shall access the information provided by the funds’ management and independent auditors, in accordance with its business judgment. Management is responsible for the preparation of the fund’s financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board of Directors recognize that management (including the internal audit staff) and the independent auditors have more experience, expertise, resources and time, and more detailed knowledge and information regarding a fund’s accounting, auditing, internal control and financial reporting practices than the Audit Committee does. Accordingly, the Audit Committee’s oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by a fund to its shareholders and others. The independent auditors are responsible for auditing the funds’ annual financial statements. The authority and responsibilities set forth in this charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that any fund’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee any independent auditor’s report.
C. Oversight. The independent auditors shall report directly to the Audit Committee, and the Audit Committee shall be responsible for oversight of the work of the independent auditors, including resolution of any disagreements between any fund’s management and the independent auditors regarding financial reporting. In connection with its oversight role, the Audit Committee should also review with the independent auditors, from time to time as appropriate: significant risks and uncertainties with respect to the quality, accuracy or fairness of presentation of a fund’s financial statements; recently disclosed problems with respect to the quality, accuracy or fairness of presentation of the financial statements of companies similarly situated to the funds and recommended actions which might be taken to prevent or mitigate the risk of problems at the funds arising from such matters; accounting for unusual transactions; adjustments arising from audits that could have a significant impact on the funds’ financial reporting process; and any recent SEC comments on the funds’ SEC reports, including, in particular, any compliance comments. The Audit Committee should inquire of the independent auditor concerning the quality, not just the acceptability, of the funds’ accounting determinations and other judgmental areas and question whether management’s choices of accounting principles are, as a whole, conservative, moderate or aggressive.
D. Specific Responsibilities. The Audit Committee shall have the following duties and powers, to be exercised at such times and in such manner as the Committee shall deem necessary or appropriate:
1. To oversee the funds’ auditing and accounting process. 2. To approve, and recommend to the Board of Directors for its ratification and approval in accord with applicable law, the selection, appointment and retention of an independent auditor for each fund prior to the engagement of such independent auditor and, at an appropriate time, its compensation. The Committee should meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit. The Committee should periodically consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent audit firm and obtain and review a copy of the most recent report on the independent auditor issued by the Public Company Accounting Oversight Board pursuant to Section 104 of the Sarbanes-Oxley Act.
3. To periodically review and evaluate the lead partner and other senior members of the independent auditor’s team and confirm the regular rotation of the lead audit partner and reviewing partner as required by Section 203 of the Sarbanes-Oxley Act.
4. To confirm that the officers of the funds were not employed by the independent auditor, or if employed, did not participate in any capacity in the audit of the funds, in each case, during the one-audit-year period preceding the date of initiation of the audit, as required by Section 206 of the Sarbanes-Oxley Act.
5. To pre-approve all non-audit services provided by the independent auditor to the fund or to the fund’s investment adviser and any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the fund, if the engagement relates directly to the operations and financial reporting of the fund.
6. The Committee is authorized to delegate, to the extent permitted by law, pre-approval responsibilities to one or more members of the Committee who shall report to the Committee regarding approved services at the Committee’s next regularly scheduled meeting. The Committee is also authorized to adopt policies and procedures which govern the pre-approval of audit, audit-related, tax and other services provided by the independent accountants to the funds or to a service provider as referenced in Paragraph 5, provided however, that any such policies and procedures are detailed as to particular services, the Audit Committee is informed of each service, and any such policies and procedures do not include the delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 or applicable rules or listing requirements.
7. To monitor the independent auditor of each fund throughout the engagement to attempt to identify: conflicts of interest between management and the independent auditor as a result of employment relationships; the provision of prohibited non-audit services to a fund by its independent auditor; violations of audit partner rotation requirements; and prohibited independent auditor compensation arrangements whereby individuals employed by the auditor are compensated based on selling non-audit services to the fund. The independent auditors should promptly contact the Audit Committee or its Chair about any significant issue or disagreement concerning a fund’s accounting practices or financial statements that is not resolved to their satisfaction or if Section 10A(b) of the Exchange Act has been implicated.

8. To meet with independent auditors, including private meetings, as necessary, management’s internal auditors, and the funds’ senior management (i) to review the arrangements for and scope of the annual audit and any special audits; (ii) to review the form and substance of the funds’ financial statements and reports, including each fund’s disclosures under “Management’s Discussion of Fund Performance” and to discuss any matters of concern relating to the funds’ financial statements, including any adjustments to such statements recommended by the independent accountants, or other results of an audit; (iii) to consider the independent accountants’ comments with respect to the funds’ financial policies, procedures and internal accounting controls and management’s responses thereto; (iv) to review the resolution of any disagreements between the independent accountants and management regarding the funds’ financial reporting; and (v) to review the form of opinion the independent accountants propose to render to the Board and shareholders. The Audit Committee should request from the independent auditors a frank assessment of management.
9. With respect to any listed fund, to consider whether it will recommend to the Board of Directors that the audited financial statements be included in a fund’s annual report. The Board delegates to the Audit Committee the authority to release the funds’ financial statements for publication in the annual and semi-annual report, subject to the Board’s right to review and ratify such financial statements following publication. With respect to each fund, to review and discuss with each fund’s management and independent auditor the funds’ audited financial statements and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) requires discussion. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of a fund relating to its annual meeting of security holders or in any other filing required by the SEC’s rules.
10. To receive and consider reports on the audit functions of the independent auditors and the extent and quality of their auditing programs.
11. To assist the Board of Directors in monitoring the Office of the Chief Compliance Officer (the “CCO”) by:
•	Reviewing, no less frequently than annually, the CCO’s report on the operation of the compliance programs of the funds and compliance programs of the funds’ adviser, sub-advisers, principal underwriter, administrator, and transfer agent (collectively, “service providers”).

•	Reviewing matters relating to the compliance programs of the funds and the compliance programs of their service providers and compliance matters relating to the funds and their service providers as may be presented to the Committee by the CCO.

•	Making recommendations to the Board of Directors regarding changes to the funds’ compliance program, as may be necessary or appropriate from time to time.

•	Reviewing the compliance programs for proposed service providers to the funds, including subadvisers, and making recommendations regarding approval of such compliance programs to the Board of Directors.

•	Reviewing regulatory inquiries relating to the funds and their service providers as may be presented to the Committee by the CCO.

•	Reviewing the CCO’s goals and objectives and making recommendations to the Board of Directors regarding the CCO’s compensation, including bonus and merit components.

•	Reviewing the CCO’s annual budget and making recommendations to the Board of Directors regarding its approval and the amount of such budget that should be an expense of the funds.

12. To obtain and review, at least annually, a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditor and each fund, including the disclosures required by any applicable Independence Standards Board Standard. The Audit Committee shall engage in an active dialogue with each independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.
13. To review with the independent auditor any problems that may be reported to it arising out of a fund’s accounting, auditing or financial reporting functions and management’s response, and to receive and consider reports on critical accounting policies and practices and alternative treatments discussed with management.
14. To review the procedures for allocating fund brokerage, the allocation of trades among various accounts under management and the fees and other charges for fund brokerage.
15. To receive and consider reports from the independent auditors regarding reviews of the operating and internal control structure of custodian banks and transfer agents, including procedures to safeguard fund assets.
16. To monitor securities pricing procedures and review their implementation with management, management’s internal auditors, independent auditors and others as may be required.
17. To establish and monitor, or cause to be established and monitored, procedures for the receipt, retention, and treatment of complaints received by a fund regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the investment adviser, administrator, principal underwriter or any other provider of accounting-related services for a listed fund, as well as employees of the fund, if any, regarding questionable accounting or auditing matters, as and when required by applicable rules or listing requirements. The procedures currently in effect are attached as Exhibit A.
18. To report regularly to the Board of Directors, including providing the Audit Committee’s conclusions with respect to the independent auditor and the funds’ financial statements and accounting controls.
E. Subcommittees. The Audit Committee may, to the extent permitted by applicable law, form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next meeting.
F. Additional Responsibilities. The Committee shall serve as the “qualified legal compliance committee” (as such term is defined in 17 CFR Part 205)(“QLCC”), the duties of which are listed on Exhibit B to this charter; and shall also perform other tasks assigned to it from time to time by the Board of Directors, and will report findings and recommendations to the Board of Directors, as appropriate.
G. Funding. Each fund shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of:
1. Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the fund.

2. Compensation to any counsel, advisers, experts or consultants engaged by the Audit Committee under Paragraph J of this charter.
3. Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
H. Governance. One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling meetings or reviewing and approving the schedule for them, preparing agendas or reviewing and approving them before meetings, presiding over meetings, and making reports to the Board of Directors, as appropriate. The designation of a person as an “audit committee financial expert”, within the meaning of the rules under Section 407 of the Sarbanes-Oxley Act of 2002, shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Committee, nor shall it decrease the duties and obligations of other Committee members or the Board of Directors. Any additional compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from a fund, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board of Directors. The members of the Audit Committee should confirm that the minutes of the Audit Committee’s meetings accurately describe the issues considered by the Committee, the process the Committee used to discuss and evaluate such issues and the Committee’s final determination of how to proceed. The minutes should document the Committee’s consideration of issues in a manner that demonstrates that the Committee acted with due care.
I. Evaluation. At least annually, the Audit Committee shall evaluate its own performance, including whether the Audit Committee is meeting frequently enough to discharge its responsibilities appropriately.
J. Miscellaneous. The Committee shall meet as often as it deems appropriate, with or without management, as circumstances require. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other advisers, experts or consultants, at the funds’ expense, as it determines necessary to carry out its duties. The Committee shall have direct access to such officers of and service providers to the funds as it deems desirable.
K. Review. The Committee shall review this charter at least annually and shall recommend such changes to the Board of Directors as it deems desirable.
EXHIBIT A
Policy for Raising and Investigating Complaints or Concerns About Accounting or Auditing Matters
As contemplated by the Audit Committee Charter, the Committee has established the following procedures for:
•	the receipt, retention and treatment of complaints received by a fund regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the investment adviser, administrator, principal underwriter or any other provider of accounting-related services for a listed fund, as well as employees of the fund (“covered persons”) of concerns regarding questionable accounting or auditing matters.
A. Policy Objectives
The objective of this policy is to provide a mechanism by which complaints and concerns regarding accounting, internal accounting controls or auditing matters may be raised and addressed without the fear or threat of retaliation. The funds desire and expect that covered persons will report any complaints or concerns they may have regarding accounting, internal accounting controls or auditing matters.
B. Procedures for Raising Complaints and Concerns
The funds’ Secretary shall be responsible for communicating these procedures to covered persons. Covered persons with complaints regarding accounting, internal accounting controls or auditing matters or concerns regarding questionable accounting or auditing matters may submit such complaints or concerns to the attention of the funds’ Secretary by sending a letter or other writing to the funds’ principal executive offices. Complaints and concerns may be made anonymously. Alternatively, any complaints or concerns may also be communicated anonymously directly to any member of the Audit Committee.
C. Procedures for Investigating and Resolving Complaints and Concerns
If any complaints or concerns regarding internal accounting controls or auditing matters that could affect the funds are received through business lines maintained by Diamond Hill Capital Management, they shall be communicated promptly to the funds’ Secretary and shall be reported by the funds’ Secretary to the Audit Committee, promptly or quarterly according to the guidelines set forth below.
All complaints and concerns received will be promptly forwarded to the Audit Committee or the chair of the Audit Committee, unless they are determined to be without merit by Secretary of the funds. If sent only to the chair, the chair may determine the appropriate response or may refer the issues to the entire Audit Committee. In any event, the funds’ Secretary will provide a record of all complaints and concerns received (whether or not determined to have merit) to the Audit Committee quarterly.
The Audit Committee will evaluate any complaints or concerns received (including those reported to the committee on a quarterly basis and which the funds’ Secretary has previously determined to be without merit). If the Audit Committee requires additional information to evaluate any complaint or concern, it may conduct an investigation, including interviews of persons believed to have relevant information. The Audit Committee may, in its discretion, assume responsibility for directing or conducting any investigation or may delegate such responsibility to another person or entity.
After its evaluation of the complaint or concern, the Audit Committee will authorize such follow-up actions, if any, as deemed necessary and appropriate to address the substance of the complaint or concern. The funds reserve the right to take whatever action the Audit Committee believes appropriate, up to and including discharge of any employee deemed to have engaged in improper conduct.
Regardless of whether a complaint or concern is submitted anonymously, the Audit Committee will strive to keep all complaints and concerns and the identity of those who submit them and participate in any investigation as confidential as possible, limiting disclosure to those with a business need to know or as required by law or recommended by legal counsel.
No covered person shall penalize or retaliate against any other covered person for reporting a complaint or concern, unless it is determined that the complaint or concern was made with knowledge that it was false. The funds will not tolerate retaliation against any covered person for submitting, or for cooperating in the investigation of, a complaint or concern. Moreover, any such retaliation is unlawful and may result in criminal action. Any retaliation will warrant disciplinary action against the offending party, up to and including termination of employment.
The funds’ Secretary shall retain records of all complaints and concerns received, and the disposition thereof, for five years.
D. Notification of Others

At any time during an evaluation or investigation of a complaint or concern, the chair of the Audit Committee may notify the funds’ CCO, the QLCC, or any other party with a need to know of the receipt of a complaint or concern and/or the progress or results of any review and/or investigation of a complaint or concern. The chair of the Audit Committee may provide such level of detail as may be necessary to allow the appropriate consideration by such parties in light of the funds’ ongoing obligations, including, but not limited to, disclosure obligations or any required officer certifications.
EXHIBIT B
QLCC DUTIES AND RESPONSIBILITIES
The QLCC shall adopt written procedures for the confidential receipt, retention, and consideration of any report of evidence of a material violation.
The QLCC has the authority and responsibility, once a report of evidence of a material violation by a fund, its officers, directors, employees or agents has been received by the QLCC:
1. to inform the CLO and CEO of such report (except in the case where the reporting attorney reasonably believes that it would be futile to report evidence of a material violation to the CLO and CEO, and has informed the QLCC of such belief); and
2. to determine whether an investigation is necessary or appropriate, and, if it determines an investigation is necessary or appropriate, to:
(A) notify the Board of Directors;
(B) notify the funds’ CCO;
(C) initiate an investigation, which may be conducted either by the CLO or by outside attorneys; and
(D) retain such additional expert personnel as the QLCC deems necessary;
and, at the conclusion of such investigation, to:
(A) recommend, by majority vote, that the fund implement an appropriate response to evidence of a material violation; and
(B) inform the CLO, CEO the funds’ CCO and the Board of Directors of the results of any such investigation and the appropriate remedial measures.
3. by majority vote, to take all other appropriate action, including notifying the U.S. Securities and Exchange Commission in the event that the fund fails in any material respect to implement an appropriate response that the QLCC has recommended.